Exhibit 99.1

FOR RELEASE AT 6:00 PM EDT	FOR MORE INFORMATION CONTACT
July 29, 2004	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Reports Record Second Quarter Net Income;

Growing Production in East Region

HOUSTON, July 29, 2004 – Cabot Oil & Gas Corporation (NYSE: COG) today announced quarterly net income of $19.3 million, or $0.59 per share, surpassing by 8 percent last year’s second quarter record when Cabot reported net income of $17.9 million, or $0.56 per share. In terms of cash flow comparisons, the Company reported discretionary cash flow of $60.2 million versus $62.5 million in last year’s comparable quarter essentially flat with last year’s record level. Cash flow from operations was $45.7 million, down from the $80.3 million reported in the same period last year due entirely to changes in assets and liabilities between periods.

Contributing to the improvement in net income were higher realized commodity prices, the impact of which was offset somewhat by lower production levels primarily in crude oil, and lower overall expenses. For the quarter, natural gas price realizations increased 12 percent to $5.02 per mcf compared to last year’s second quarter, while oil realizations were $31.10 compared to $ 29.27 per barrel. Production in the second quarter was 20.7 Bcfe compared to 22.3 Bcfe in last year’s comparable quarter, consistent in total with published guidance. While down overall, the Company saw gains in natural gas production in its East and Gulf Coast regions between comparable periods.

“I am pleased with the continued growth coming from our East region drilling program and the larger diversity we are seeing in our Gulf Coast production profile,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “The West region’s production profile continues to be impacted by declines in expenditures in 2002 and 2003. We are pleased however by our exploration success in the region that (assuming timely permitting) is expected to have a positive impact on production later in 2004 and in 2005. Our overall production is expected to ramp up during the third and fourth quarters.”

Lower natural gas brokering activity and reduced exploration expense, resulting from lower dry hole expense and a smaller investment in seismic for the quarter, were the main contributors to the quarter’s lower expense amount. Offsetting part of the cost savings was higher general and administrative (G&A) expense, primarily due to a $2.2 million increase in stock compensation expense and an incremental $0.7 million in compliance costs for Sarbanes-Oxley Section 404. Stock compensation includes $1.8 million associated with the mark-to-market accounting treatment for performance shares awarded by the Company to employees in lieu of stock options.

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“Our goal has been to align our compensation programs with our shareholders and the advent of performance shares accomplishes this objective,” commented Dinges. “These shares vest at the end of three years and provide payout, (between zero and 200 percent) measured against a predetermined group of peers in total shareholder return. With the stock’s recent upward movement, Cabot ranks favorably among its peer group, determining the level of the expense.”

During the second quarter, the Company reinitiated its stock repurchase program. Cabot bought 158,100 shares at an average price of $33.79 per share in the open market. “This will remain a focus of our investment strategy, especially when compared to the deal economics in the current marketplace,” stated Dinges.

Year-to-Date

For the first six months of 2004 Cabot recorded net income of $38.3 million, or $1.18 per share, cash flow from operations of $143.3 million and discretionary cash flow of $132.5 million. Last year’s first half results were a net loss of $21.3 million, or $.67 per share, cash flow from operations of $139.8 million and discretionary cash flow of $130.1 million. The 2003 six month period includes the first quarter effects of the Kurten field impairment and the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations,” totaling $54.4 million and $6.8 million after tax, respectively.

At June 30, 2004, Cabot had long-term debt of $270 million, comprised of private placements with varying maturities, consistent with the year-end level for a debt to total capitalization ratio of 40.8 percent. The Company’s cash position was $21.4 million at the end of the second quarter. “With the continued strength in prices and our solid financial position, we are increasing our capital program for 2004 to $228 million from $217 million,” said Dinges. “So far $131.7 million has been reinvested in our business during the first six months of 2004.”

Subsequent to the end of the quarter, Cabot added to its 2005 hedge position with the addition of a costless collar covering 10,000 Mmbtu per day of East region production at $5.25 per Mmbtu floor and an $8.75 per Mmbtu ceiling for all of 2005. Cabot also secured a range swap for oil during 2005 whereby the Company receives $42.50 per barrel unless the monthly average oil price is below $32 per barrel. The oil range swap covers 1,000 barrels of oil per day. “While we don’t expect any significant weakness in commodity prices, we thought it was prudent to protect another layer of production at these levels,” added Dinges.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2004 second quarter financial and operating results discussion with financial analysts on Friday, July 30, at 9:30 AM EDT (8:30 AM CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687 (international (706) 645-9291), passcode 8713083. A replay will be available through Friday, August 6, 2004.

The latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

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Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and an expansion effort in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

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Forward-Looking Statements

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS — Page 4

OPERATING DATA

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	7.6	7.4	15.2	14.1
West	5.2	6.0	10.8	12.1
East	4.9	4.6	9.3	9.0

Total	17.7	18.0	35.3	35.2

Crude/Condensate
Gulf Coast	450	648	940	1,344
West	42	51	83	100
East	7	7	14	13

Total	499	706	1,037	1,457

Natural Gas Liquids	5	6	9	35

Equivalent Production (Bcfe)	20.7	22.3	41.6	44.2

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$5.12	$4.96	$5.13	$4.92
West	$4.64	$3.60	$4.74	$3.61
East	$5.29	$4.92	$5.53	$5.13
Total	$5.02	$4.50	$5.12	$4.52

Crude/Condensate Price ($/Bbl)
Gulf Coast	$30.43	$29.30	$30.57	$30.10
West	$37.37	$28.47	$35.89	$30.22
East	$36.41	$31.83	$34.17	$29.05
Total	$31.10	$29.27	$31.04	$30.10

WELLS DRILLED
Gross	92	43	130	68
Net	84	37	113	56
Gross Success Rate	97%	95%	98%	93%

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CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In Thousands, Except Per Share Amounts)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Operating Revenues
Natural Gas Production	$90,028	$80,576	$180,407	$158,287
Brokered Natural Gas	15,628	23,370	47,187	55,220
Crude Oil and Condensate	13,552	20,550	26,319	43,642
Other	534	2,260	2,433	5,523

	119,742	126,756	256,346	262,672

Operating Expenses
Brokered Natural Gas Cost	13,596	21,539	42,317	49,800
Direct Operations - Field and Pipeline	13,114	13,825	25,192	24,751
Exploration	9,568	15,663	25,712	29,054
Depreciation, Depletion and Amortization	27,350	26,101	54,162	51,945
Impairment of Long-Lived Assets	—	—	—	87,926
General and Administrative	9,582	6,172	16,298	12,767
Taxes Other Than Income	9,921	8,651	20,023	18,875

	83,131	91,951	183,704	275,118
Gain (Loss) on Sale of Assets	(172)	45	(113)	605

Income (Loss) from Operations	36,439	34,850	72,529	(11,841)
Interest Expense and Other	5,445	5,952	10,822	11,577

Income (Loss) Before Income Taxes	30,994	28,898	61,707	(23,418)
Income Tax Expense (Benefit)	11,676	10,994	23,378	(8,946)

Net Income (Loss) Before Cumulative Effect of Accounting Change	19,318	17,904	38,329	(14,472)
Cumulative Effect of Accounting Change(1)	—	—	—	(6,847)

Net Income (Loss)	$19,318	$17,904	$38,329	$(21,319)

Net Earnings (Loss) Per Share - Basic	$0.59	$0.56	$1.18	$(0.67)
Average Common Shares Outstanding	32,526	31,980	32,462	31,909

(1)	Cumulative effect of accounting change relates to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.”

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CABOT OIL & GAS RESULTS — Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In Thousands)

	June 30, 2004	Dec. 31, 2003
Assets
Current Assets	$166,862	$143,018
Property, Equipment and Other Assets	955,982	902,805
Deferred Income Taxes	14,159	8,813

Total Assets	$1,137,003	$1,054,636

Liabilities and Stockholders’ Equity
Current Liabilities	$186,296	$156,214
Long-Term Debt	270,000	270,000
Deferred Income Taxes	219,122	208,848
Other Liabilities	69,566	54,377
Stockholders’ Equity	392,019	365,197

Total Liabilities and Stockholders’ Equity	$1,137,003	$1,054,636

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In Thousands)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Cash Flows From Operating Activities
Net Income (Loss)	$19,318	$17,904	$38,329	$(21,319)
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	653	650	6,272	1,194
Impairment of Long-Lived Assets	—	—	—	87,926
Income Charges Not Requiring Cash	27,808	26,572	54,883	52,278
Gain on Sale of Assets	172	(45)	113	(605)
Deferred Income Taxes	2,632	1,762	7,181	(25,248)
Changes in Assets and Liabilities	(14,420)	17,751	10,811	9,677
Exploration Expense	9,568	15,663	25,712	29,054

Net Cash Provided by Operations	45,731	80,257	143,301	139,804

Cash Flows From Investing Activities
Capital Expenditures	(66,719)	(30,078)	(102,430)	(51,399)
Proceeds from Sale of Assets	22	758	22	2,360
Exploration Expense	(9,568)	(15,663)	(25,712)	(29,054)

Net Cash Used by Investing	(76,265)	(44,983)	(128,120)	(78,093)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	6,812	1,960	13,468	2,458
Decrease in Debt	—	(34,000)	—	(61,000)
Purchase of Treasury Stock	(5,342)	—	(5,342)	—
Dividends Paid	(1,306)	(1,195)	(2,602)	(2,468)

Net Cash Provided (Used) by Financing	164	(33,235)	5,524	(61,010)

Net Increase (Decrease) in Cash and Cash Equivalents	$(30,370)	$2,039	$20,705	$701

CABOT OIL & GAS RESULTS — Page 7

Selected Item Review and Reconciliation of Net Income (Loss) and Earnings (Loss) Per Share

(In Thousands, Except Per Share Amounts)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
As Reported - Net Income (Loss)	$19,318	$17,904	$38,329	$(21,319)
Reversal of Selected Items, Net of Tax:
Impairment of Long-Lived Assets	—	—	—	54,338
Cumulative Effect of Accounting Change	—	—	—	6,847

Net Income Including Reversal of Selected Items	$19,318	$17,904	$38,329	$39,866

As Reported - Net Earnings (Loss) Per Share	$0.59	$0.56	$1.18	$(0.67)
Per Share Impact of Reversing Selected Items	—	—	—	1.92

Net Earnings Per Share Including Reversal of Selected Items	$0.59	$0.56	$1.18	$1.25

Average Common Shares Outstanding	32,526	31,980	32,462	31,909

Discretionary Cash Flow Calculation and Reconciliation

(In Thousands)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Discretionary Cash Flow
As Reported - Net Income (Loss)	$19,318	$17,904	$38,329	$(21,319)
Plus:
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	653	650	6,272	1,194
Impairment of Long-Lived Assets	—	—	—	87,926
Income Charges Not Requiring Cash	27,808	26,572	54,883	52,278
Gain on Sale of Assets	172	(45)	113	(605)
Deferred Income Taxes	2,632	1,762	7,181	(25,248)
Exploration Expense	9,568	15,663	25,712	29,054

Discretionary Cash Flow	60,151	62,506	132,490	130,127
Plus: Changes in Assets and Liabilities	(14,420)	17,751	10,811	9,677

Net Cash Provided by Operations	$45,731	$80,257	$143,301	$139,804

CABOT OIL & GAS RESULTS — Page 8

Impact of Mark-to-Market Accounting Requirements

(In Thousands)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Unrealized Gain (Loss) on Derivatives (1)
Natural Gas	$1,306	$(536)	$(418)	$(999)
Crude Oil	(1,959)	(114)	(5,854)	(195)

Incentive Stock Compensation Expense (2)
Performance Shares	(1,781)	—	(1,781)	—

Mark-to-Market Impact, Before Income Tax	$(2,434)	$(650)	$(8,053)	$(1,194)
Mark-to-Market Impact, Income Tax	927	248	3,068	455

Mark-to-Market Impact on Net Income	$(1,507)	$(402)	$(4,985)	$(739)

(1)	These amounts represent the ineffective gain (loss) associated with the mark-to-market valuation of open positions at June 30, 2004. These amounts are reflected in the respective line items of Net Operating Revenues. Therefore, the computation of our reported realized commodity prices can be obtained by adding (subtracting) the loss (gain) from the respective Net Operating Revenues line item and dividing by reported production.
(2)	This amount relates to the mark-to-market valuation of the Company’s performance share incentive stock compensation awards that is reflected in general and administrative expense. At June 30, 2004 the Company recognized $1.8 million of expense based on Cabot’s ranking against a predetermined peer group based on total shareholder return. Cabot must calculate its liability at the balance sheet date under the assumption that its relative ranking remains constant throughout the measurement period (January 1, 2004 - December 31, 2006), creating an assumed ultimate liability which is then amortized over the measurement period (percent payout multiplied by shares multiplied by stock price at reported balance sheet date multiplied by the pro-rata time expired in the measurement period). Expense recognition will fluctuate between reporting periods due to the valuation of the performance shares at the reported balance sheet date.